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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

    Millipore Corporation Announces Ratio for its Dividend of Mykrolis Stock

BEDFORD, Mass., February 14, 2002 - Millipore Corporation (NYSE/MIL) announced that its dividend of Mykrolis Corporation's common stock will be distributed to Millipore stockholders, after the close of the market on February 27, 2002, in the amount of .6768132 of a share of Mykrolis common stock for each share of Millipore common stock. Millipore stockholders will also receive a cash payment for any fractional shares of Mykrolis common stock.

     As previously announced, Millipore will distribute 32,500,000 shares of Mykrolis common stock, which represents approximately 82.3 percent of the total outstanding common stock of Mykrolis, to Millipore stockholders of record as of 5:00 p.m. Eastern time on February 13, 2002. Millipore has received a ruling from the Internal Revenue Service that the distribution to Millipore stockholders of the Mykrolis common stock will be tax free to Millipore stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.

About Millipore

     Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

     The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore's future operating results include, without limitation, difficulties in the successful separation of the biosciences and microelectronics businesses; difficulties in the successful implementation of our restructuring activities; foreign exchange rates; increased regulatory concerns on the part of the biopharmaceutical industry; further consolidation of drug manufacturers; competitive factors such as new membrane technology; availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore's filings with the SEC.

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Contacts:

     Millipore

     Geoffrey Helliwell
     Treasurer
     (781) 533 - 2032
     (800) 225 - 3384
     Geoffrey_Helliwell@Millipore.com
     --------------------------------

     or

     Thomas Anderson
     Director, Corporate Communications
     (781) 533 - 2225
     (800) 225 - 3384
     Thomas_Anderson@Millipore.com
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